Exhibit 4.26

DATED OCTOBER 14, 2004

              (1)    AMARIN CORPORATION PLC

              (2)    AMARIN INVESTMENT HOLDING LIMITED

LOAN NOTE REDEMPTION
AGREEMENT

NICHOLSON GRAHAM & JONES
 110 CANNON STREET LONDON EC4N 6AR
TEL: 020 7648 9000
FAX: 020 7648 9001
REF: OEW/E.327-Project Silver

THIS AGREEMENT is made on 14 October 2004
BETWEEN:
(1)	AMARIN CORPORATION PLC (a company registered in England under number 2353920) whose registered office is at 7 Curzon Street, Mayfair, London W1J 5HG ("Amarin"); and
(2)	AMARIN INVESTMENT HOLDING LIMITED (an exempted company registered in Bermuda) whose registered office is at Clarendon House, 2 Church Street, Hamilton, Bermuda (the "AIHL").
WHEREAS:
(A)	By a deed dated 25 February 2004 (the "Deed") Amarin constituted £5,000,000 8 per cent Secured Loan Notes 2009 (the "Loan Notes").
(B)	Elan International Services Limited was the original registered holder of $5,000,000 principal Loan Notes (the "EISL Loan Notes").
(C)	By a securities Purchase Agreement dated 30 September 2004 AIHL purchased the EISL Loan Notes.
(D)	Amarin and AIHL wish to agree that Amarin redeem $3,000,000 in principal amount of the Loan Notes.
NOW IT IS AGREED as follows:
1.	AGREEMENT
1.1	Pursuant to Clause 6.1 of the Deed, Amarin shall redeem at par $3,000,000 principal amount of the Loan Notes (the "Redeemed Loan Notes") immediately following execution of this Agreement.
1.2
AIHL hereby directs Amarin to apply the proceeds of redemption of the Redeemed Loan Notes forthwith following redemption of the Redeemed Loan Notes in subscription at the subscription price for such number of ordinary shares of 5 pence each in the capital of Amarin ("Ordinary Shares") as equals X where X equals 3,000,000 divided by the greater of (i) the average closing price of Amarin's ADRs on the Nasdaq SmallCap market over the ten trading days ending on the trading day immediately prior to the closing date of the Amarin offering of up to $20,000,000 (the "Closing Date") as set out in the Confidential Private Offering Memorandum issued by Amarin on 30 September 2004 (the "Amarin Offering"), and (ii) the average closing price of Amarin's American Depositary Receipts on the Nasdaq SmallCap market over the five trading days ending on the trading day immediately prior to the Closing Date. For the avoidance of doubt the redemption of the Redeemed Loan Notes shall be on the same terms as those offered to investors pursuant to the Amarin Offering to include, without limitation, all terms relating to the subsequent registration of the securities issued pursuant to such Amarin Offering with the Securities and Exchange Commission or any equivalent stock exchange.
1.3
The parties agree that in the event that Amarin undertakes any equity fundraising in the future (a "Future Fundraising") whereby it proposes to raise in excess of $5,000,000 AIHL may, but shall not be obliged to, require Amarin by irrevocable notice in writing to redeem the remaining principal amount of the Loan Notes and apply the proceeds of such redemption in subscription for Ordinary Shares at a subscription price equal to the offering price per Ordinary Share of such Future Fundraising provided always that any such redemption shall be subject to the review of and approval by the Amarin Audit Committee and those directors of Amarin who are independent of such transaction. Any such redemption of the remaining Loan Notes shall in such event be on the same terms as those offered to investors pursuant to the Future Fundraising to include, without limitation, all terms relating to the subsequent registration of the securities issued pursuant to such Future Fundraising with the Securities and Exchange Commission or any equivalent stock exchange.

2.	FURTHER ASSURANCES

Each party shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other party may from time to time reasonably require for the purpose of giving to the other party the full benefit of all of the provisions of this Agreement.
3.	VARIATION

No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been executed by or on behalf of both of the parties.
4.	ASSIGNMENT
Neither of the parties shall, without the prior written consent of the other assign, transfer, charge or deal in any other manner with this Agreement or any rights under it in whole or in part.
5.	GOVERNING LAW AND JURISDICTION
This Agreement shall be governed by and construed in accordance with English law. Each of the parties submits to the non-exclusive jurisdiction of the courts of England.
6.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from the Act.
7.	COUNTERPARTS
This Agreement may be signed in any number of counterparts, each of which, when executed shall be an original and all of which together evidence the same agreement.
SIGNED by or on behalf of the parties.
SIGNED by for and on behalf of AMARIN CORPORATION PLC	/s/ ILLEGIBLE
SIGNED by David J. Doyle, Director for and on behalf of AMARIN INVESTMENT HOLDING LIMITED	/s/ DAVID J. DOYLE